Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
The Bank Holdings

We consent to the incorporation by reference in the Registration Statements  (No. 333-114717 and No. 333-139453) of The Bank Holdings on Form S-8 of our report dated April 2, 2007, included in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Moss Adams LLP

Stockton, California
April 2, 2007